Exhibit 99.11

KMMI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of KMMI prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in the Form 8-K, as amended, of which this exhibit forms a part. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

KMMI was established in 2021 and specializes in the manufacture and sales of NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automotive, energy plants and various other industries. The Company manufactures NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries.

The Company has been preparing its operation by purchasing related equipment and machines since 2021, thus, revenue from contracts with the customers has not yet been occurred as of the end of the reporting period. With the successful completion of prototype production during the first half of 2024, the Company has been making efforts to secure end-users and prepare for the commencement of operations. The Company is currently targeting to initiate commercial operations in the second half of 2026, subject to various factors, including customer qualification processes, operational readiness, and market conditions.

KMMI is strategically positioned in the rare earth magnet industry, with a focus on NdFeb magnets. Our manufacturing process encompasses state-of-the-art facilities for hydrogen decrepitation, jet milling, pressing and shaping, and sintering and heat treating, enabling us to produce high-performance magnets with controlled orientation and specific strength.

Looking ahead to 2026, the Company plans to expand its capabilities to include NdFeB alloy production, further integrating our supply chain. Our products cater to diverse markets including Aerospace and Defense, Automotive, Energy, Industrials, Consumer Appliances, and Healthcare Technology. This diversified market presence positions the Company to capitalize on the growing demand for rare earth magnets across multiple industries.

Our strategic focus on these sectors, combined with our technological expertise, ensures that we are well-positioned to meet the global demand for high-performance magnets in the years to come.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company now plans to offer multiple products and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Selling, general and administrative expenses

SG&A expenses primarily consist of employee-related costs, depreciation on buildings and equipment, amortization of right-of-use assets, professional and service fees, lease and utilities expenses.

Other operating income

Other income includes government grants.

Other non-operating income and expense

Other income includes miscellaneous income and other expense primarily includes other costs consist of miscellaneous loss and amortization of accumulated actuarial loss and loss on disposal of tangible assets and loss from shares repurchase liability.

Interest income

Interest income primarily includes realized gain on cash equivalent and unrealized gain on short-term loan.

Interest expense

Interest expense primarily consists of interest incurred on our finance leases and outstanding debts.

Gain (loss) on foreign currency

It consists of gain (loss) on translation and transaction of monetary assets and liabilities in foreign currencies.

Results of Operations for the Years Ended December 31, 2025 and 2024 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,
	2025		2024		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	—	—	—	—	—	—
Cost of Sales	—	—	—	—	—	—
Other operating income	3	—	—	—	—	—
Selling, general and administrative expenses	(1,270)	—	(869)	—	(401)	46.1
Operating loss	(1,267)	—	(869)	—	(398)	45.8
Other non-operating income and losses, net	(470)	—	16	—	(486)	(3,037.5)
Income taxes(benefit)*	—	—	—	—	—	—
Net loss from operations	(1,737)	—	(853)	—	(884)	103.6

*	not meaningful

Selling, general and administrative expenses

Selling, general and administrative expenses were $1,270 thousand for the year ended December 31, 2025, as compared to $869 thousand for the year ended December 31, 2024, an increase of $401 thousand, or 46.1%. This was primarily due to the increased number of employees and an increase in electricity expenses associated with factory operational preparation and an increase in depreciation expenses with the acquisition of property, plant, and equipment.

Other Income

Interest income consisting of other income was $20 thousand for the year ended December 31, 2025, which was similar with $21 thousand for the years ended December 31, 2024. The amount of change is not material and was primarily due to the impact of translation adjustments.

In addition, gain on foreign currency consisting of other income was $7 thousand for the year ended December 31, 2025, as compared to $61 thousand for the year ended December 31, 2024, a decrease of $54 thousand, or 88.6%. This was primarily due to decreased balance of monetary assets in foreign currencies and a decrease in gain on foreign exchange transactions incurred by equipment purchases in foreign currencies.

Other expenses

Interest expense consisting of other expense was $29,651 for the year ended December 31, 2025, as compared to $30,490 for the year ended December 31, 2024, a decrease of $839, or 2.8%. This was primarily due to a decrease in interest expense resulting from lease amortization.

Loss on foreign currency consisting of other expense was not incurred for the year ended December 31, 2025, as compared to $37,089 for the year ended December 31, 2024, a decrease of $37,089, or 100%. This was primarily due to exchange rate increases on foreign currency monetary assets, resulting in translation gains rather than losses.

Loss on share repurchase liabilities consisting of other expense was $470,679 for the year ended December 31, 2025, as compared to no such loss incurred for the year ended December 31, 2024, representing an increase of $470,679. This was primarily due to valuation losses recognized on derivative instruments related to the settlement obligation arising from appraisal rights by dissenting shareholders.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business requires expenditures for, among other things, maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, operational cash flow and additional financing. Our liquidity as of December 31, 2025, is as follows (in thousands):

($ in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	110	493
Restricted cash	36	34
Working capital (deficit), excluding cash, cash equivalents, and restricted cash	(893)	334
Accumulated deficit	(3,841)	(2,105)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations and additional financings.

Cash Flows (in thousands, except as otherwise noted)

Cash flows associated with operating, investing, and financing activities for the year ended December 31, 2025, and 2024 are summarized as follows:

	Twelve Months Ended December 31,		Change
($ in thousands)	2025	2024	($)	(%)
Net cash used in operating activities	(999)	(585)	(414)	70.8
Net cash provided by (used in) investing activities	355	(44)	399	(906.8)
Net cash provided by financing activities	246	95	151	158.9
Net decrease in cash and cash equivalents	(398)	(534)	136	(25.5)

Net Cash Used in Operating Activities

Cash flows used in operating activities were $999 thousand for the year ended December 31, 2025, primarily related to a net loss of $1,737 thousand, partially offset by $718 thousand in adjustments reconciling net loss to net cash used in operating activities of continuing operations.

Cash flows used in operating activities were $585 thousand for the year ended December 31, 2024, primarily related to a net loss of $853 thousand, partially offset by $267 thousand in adjustments reconciling net loss to net cash used in operating activities of continuing operations.

Net Cash Provided by Investing Activities

Cash flows provided by investing activities were $355 thousand for the year ended December 31, 2025, primarily due to cash inflows for collection of loans.

Cash flows used in investing activities were $44 thousand for the year ended December 31, 2024, with cash outflows of acquisitions of property, plant and equipment.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $246 thousand for the year ended December 31, 2025, primarily due to proceeds from short-term debt of $302 thousand and repayments of long-term debt of $39 thousand.

Cash flows provided by financing activities were $95 thousand for the year ended December 31, 2024, primarily related to $110 thousand in proceeds from short-term debts.

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for Appraisal Shares is determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close. In connection with the transaction, the Company recognized a share repurchase liability of $470,679 and a corresponding loss on share repurchase liability valuation as of December 31, 2025.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd. The payment amount was approximately $27.95 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of December 31, 2025:

($ in thousands)	2026	2027	2028	2029	Thereafter	Total
Operating lease(1)	15	—	—	—	—	15
Finance lease(1)	18	—	—	—	—	18
Debt obligations(2)	46	983	66	58	203	1,356
Total	79	983	66	58	203	1,389

(1)	Future lease payment obligations for operating and finance lease liabilities.

(2)	Long-term debt principal repayment obligations for individual cash loans, our bank loans, and loans provided by Korea Small and Medium-sized Enterprises and Startups Agency and Industrial bank of Korea.

As of December 31, 2025, there have been no material changes to our contractual obligations and commitments since December 31, 2024.

Going Concern

These financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to the absence of revenue sources and a focus on fixed asset investments as a newly established entity, the Company incurred losses of $1,737,251and $852,520 for the years ended December 31, 2025 and 2024, respectively, and net cash outflows from operating activities of $999,047 and $585,205 for the years 2025 and 2024, respectively. As of December 31, 2025, the Company reported no revenues and had negative working capital of $893,107, which excludes cash and cash equivalents of $109,646 and restricted cash of $35,802. As of December 31, 2024, the Company had positive working capital of $333,730, which excludes cash and cash equivalents of $492,984 and restricted cash of $34,014. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months and to support its business development objectives, the attainment of which is not assured.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. In addition, subsequent to the reporting period, the Company completed a share exchange transaction and became a wholly owned subsidiary of EMT Sub Co., Ltd. As a result, the Company expects to have access to financial and operational support from its parent company. However, the Company’s ability to obtain sufficient funding remains dependent on various factors, including the overall economic environment and the Company’s operating performance. While management expects that the Company will be able to meet its obligations through a combination of external financing and support from its parent company, there can be no assurance that such funding will be available on acceptable terms, or at all. The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact on our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

The Company’s cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of December 31, 2025 and December 31, 2024, the Company had $145 thousand and $527 thousand of cash and cash equivalents, including restricted cash, respectively. The Company’s investments are exposed to market risk due to fluctuations in interest rates, which may affect its interest income and fair market value of its investments. However, due to the short-term nature of the Company’s investment portfolio, the Company does not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of its portfolio. The Company therefore does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

Foreign Currency Exchange Risk

The Company expects that its future revenue will be generated globally in multiple currencies, primarily the Korean won and U.S. dollar. Accordingly, the results of future operations and cash flows may be subject to fluctuations due to changes in foreign currency exchange rates. As the Company has not generated revenue to date and the impact of foreign currency exchange rates has not been material to its historical financial position, the Company has not entered into derivative or hedging transactions. The Company may consider such transactions in the future if its exposure to foreign currency becomes more significant.

Tariff and Trade Policy Risk

Recent and potential future changes to U.S. trade policy, including the implementation and potentially further expansion of tariffs under the Trump administration, may materially impact global supply chains and trade dynamics that are relevant to the Company’s operations. In particular, the imposition of new or increased tariffs on imports from manufacturing economies — including the Republic of Korea, where the Company’s operations are currently based — could have a direct impact on the Company’s financial condition and results of operations.

Such tariffs may result in either favorable or adverse effects. For example, tariffs imposed on Chinese-manufactured magnets could enhance the competitiveness of the Company’s products in the U.S. market by positioning the Company as a non-China supplier. Conversely, tariffs on raw materials or intermediate goods sourced from impacted regions could increase the Company’s input costs or limit access to critical materials necessary for production.

In response to the imposition of tariffs by the United States, China has enacted export controls on rare earth elements — materials that are essential to the Company’s sintered magnet production and are currently dominated by Chinese supply. If tariff conflicts between the United States and China were to escalate further, such export controls may become even more restrictive, not only with respect to direct U.S. buyers, but also potentially to companies with affiliations or commercial ties to the United States. As a result, the Company may experience increasing difficulty in procuring rare earth materials at competitive prices or in adequate volumes.

While the Company may seek to secure alternative sources of rare earth materials from suppliers outside of China, such alternative suppliers may also raise their prices due to tightening global supply and increased demand. These developments could adversely affect the Company’s cost structure and financial performance. However, given that rare earth elements are widely recognized as strategic and critical materials for the U.S. defense industry and European economies, the Company expects that any increase in raw material procurement costs would likely be reflected in selling prices to customers over time, thereby partially offsetting the financial impact.

Due to the uncertainty surrounding the scope, timing, and implementation of any such trade measures — as well as the complexity of global supply chain responses — the Company is currently unable to reasonably quantify the potential impact of these developments on its prospective financial statements included herein. The Company will continue to monitor developments in international trade policy and evaluate appropriate risk mitigation strategies as circumstances evolve.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, as well as disclosures of contingent assets and liabilities. Significant estimates include, among others, the useful lives of property, plant and equipment, allowance for credit losses, valuation of deferred tax assets, lease liabilities and right-of-use assets, defined severance benefits, income tax uncertainties, and other contingencies. Certain of these estimates require significant judgment and are considered critical to understanding the Company’s financial condition and results of operations. The Company has identified the following areas as involving critical accounting estimates, which are discussed below.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Property, plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company evaluates long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing this assessment, management considers factors such as the Company’s current operating status, future production plans, and expected cash flows. As of December 31, 2025, management performed an impairment assessment and concluded that no impairment charge was necessary.

Defined Severance Benefits

The Company maintains a defined benefit pension plan covering substantially all employees in accordance with the applicable laws and regulations in Korea. The related obligations are measured based on actuarial valuations using various assumptions, including discount rates, salary growth rates, and employee turnover.

These assumptions require management’s judgment and may have a significant impact on the measurement of the defined benefit obligation. As of December 31, 2025, management evaluated the key assumptions and concluded that the recorded obligation appropriately reflects the Company’s expected future payments.

Share Repurchase Liabilities

The Company accounts for dissenting shareholder appraisal rights as a liability measured at fair value. The measurement of this liability requires significant judgment, including the estimation of expected settlement amounts and the assessment of relevant contractual terms and conditions.

Changes in key assumptions, including expected settlement timing and statutory interest, may have a material impact on the valuation of the liability.

Recent Accounting Pronouncements

See Note 1.(20) to audited annual financial statements for the years ended December 31, 2025 and 2024 included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part, for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part.